Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 12, 2012, with respect to the combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd. incorporated by reference in this Amendment No. 2 to Form S-4 of Chicago Bridge and Iron Company N.V.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 12, 2012